UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☑	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Section 240.14a-12.
FIRST AMERICAN INVESTMENT FUNDS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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December 3, 2010
URGENT-YOUR RESPONSE IS NEEDED
1-800-317-8033
“Address 1”
“Address 2”
“Address 3”
“Address 4”
“Address 5”
“Address 6”
“Address 7”
Re: First American Investment Funds
Dear Shareholder,
We have been trying to get in touch with you regarding an extremely important matter pertaining to your investment in one or more of the First American Investment Funds. This matter pertains to the advisory services performed by FAF Advisors, Inc. therefore it is extremely urgent that we speak to you.
FAF Advisors currently serves as investment advisor and administrator to each of the First American Investment Funds. On July 29, 2010, U.S. Bank and FAF Advisors entered into a definitive agreement with Nuveen Investments, Inc., Nuveen Asset Management and certain Nuveen affiliates, whereby Nuveen Asset Management will acquire a portion of the asset management business of FAF Advisors. The acquired business includes the assets of FAF Advisors used in providing investment advisory services to the First American Investment Funds. In this regard, each of the First American Investment Funds is asking shareholders to approve new investment advisory agreements with Nuveen Asset Management.
It is imperative that we hear from you on this matter. Please call 1-800-317-8033 (toll free) between 9:00 a.m. and 11:00 p.m. EST Monday to Friday and Saturday 12:00 p.m. to 6:00 p.m. We do not require you to provide any personal information when calling, and the call will only take a few minutes of your time.
Your prompt response is greatly appreciated. If you have already responded, thank you for your time.

Sincerely,

/s/ Thomas S. Schreier, Jr.
Thomas S. Schreier, Jr. President